EXHIBIT 21.1 - SUBSIDIARIES


PetroHunter Operating Company - Maryland

PetroHunter Energy NT Ltd. - Nevada

PetroHunter Heavy Oil Ltd. - Nevada

Sweetpea Petroleum Pty Ltd. - Northern Territory, Australia

PaleoTechnology Inc. - Maryland

PaleoTechnology Australia Pty Ltd. - Victoria, Australia